Exhibit 10.12(a)

G-III APPAREL GROUP, LTD.
1997 STOCK OPTION PLAN
FORM OF STOCK OPTION AGREEMENT

AGREEMENT made as of the [    ] day of [            ], 200[    ], by and between G-III APPAREL GROUP, LTD., a Delaware corporation (the "Company"), and [                                ] (the "Optionee").

W I T N E S S E T H:

WHEREAS, pursuant to the G-III Apparel Group, Ltd. 1997 Stock Option Plan, as amended (the "Plan"), the Company desires to grant to the Optionee and the Optionee desires to accept an option to purchase shares of common stock, $.01 par value, of the Company (the "Common Stock") upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.    The Company hereby grants to the Optionee an option to purchase [                ] shares of Common Stock at a purchase price per share of $[                ]. This option is intended to be an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

2.    Except as specifically provided herein, this option will become exercisable in accordance with the following schedule based upon the number of full years of the Optionee's continuous service with the Company or a subsidiary following the date hereof:

Full Years of Continuous Service	Incremental Percentage of Option Exercisable	Cumulative Percentage of Option Exercisable
Less than 1	0%	0%
1	20%	20%
2	20%	40%
3	20%	60%
4	20%	80%
5 or more	20%	100%

Unless sooner terminated, this option will expire if and to the extent it is not exercised within ten years from the date hereof.

3.    To the extent exercisable, this option may be exercised in whole or in part by delivering to the Secretary of the Company (a) a written notice specifying the number of shares to be purchased, and (b) payment in full of the exercise price, together with the amount, if any, deemed necessary by the Company to enable it to satisfy any income tax withholding obligations attributable to the exercise. The exercise price shall be payable by bank or certified check or pursuant to such other methods approved by the Committee (as defined in the Plan) and permitted by applicable law from time to time.

4.    No shares of Common Stock shall be sold or delivered hereunder until full payment for such shares has been made. The Optionee shall have no rights as a stockholder with respect to any shares covered by this option until a stock certificate for such shares is issued to him. Except as otherwise provided herein, no adjustment shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

5.    This option is not assignable or transferable except upon the Optionee's death to a beneficiary designated by the Optionee in a written beneficiary designation filed with the Company or, if no duly designated beneficiary shall survive the Optionee, pursuant to the Optionee's will and/or by the laws of descent and distribution, and is exercisable during the Optionee's lifetime only by the Optionee.

6.    If the Optionee ceases to be employed by or to perform services for the Company and any subsidiary for any reason other than death or disability (defined below), then, unless sooner terminated under the terms hereof, this option will terminate on the date three months after the date of the

Optionee's termination of employment or service provided, however, if the Optionee's employment or service is terminated by the Company for cause (defined below), then this option will terminate upon the date of such termination of employment or service. If the Optionee's employment or service is terminated by reason of the Optionee's death or disability (or if the Optionee's employment or service is terminated by reason of disability and the Optionee dies within one year after such termination of employment or service), then, unless sooner terminated under the terms hereof, this option will terminate on the date one year after the date of such termination of employment or service (or one year after the later death of the disabled Optionee). For purposes hereof, the term "disability" means the inability of the Optionee to perform the customary duties of his employment or other service for the Company and its subsidiaries by reason of a physical or mental incapacity which is expected to result in death or be of indefinite duration; and, the term "cause" means the Optionee's (a) failure or refusal to perform the Optionee's duties for the Company or its subsidiaries, (b) commission of a crime involving moral turpitude, (c) conviction for commission of a felony, (d) attempt to improperly secure any personal profit in connection with the business of the Company or its subsidiaries or (e) dishonesty or willful engagement in conduct which is injurious to the business or reputation of the Company or its subsidiaries.

7.    In case of any stock split, stock dividend or similar transaction which increases or decreases the number of outstanding shares of Common Stock, appropriate adjustment shall be made to the number of shares and the exercise price per share which may thereafter be purchased pursuant to this option. In the case of a merger, sale of assets or similar transaction which results in a replacement of the Company's shares of Common Stock with stock of another corporation, the Board of Directors of the Company (the "Board") may make arrangements to replace this option with a comparable option to purchase the stock of such other corporation. In the absence of such an arrangement, this option will become exercisable in full and, if not exercised within the time period specified by the Board, will thereupon terminate.

8.    Nothing in this Agreement shall give the Optionee any right to continue in the employment or other service of the Company or its subsidiaries, or interfere in any way with the right of the Company and its subsidiaries to terminate the employment or other service of the Optionee.

9.    The provisions of the Plan shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. The Optionee acknowledges receipt of a copy of the Plan prior to the execution of this Agreement.

10.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified except by written instrument executed by the parties.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

G-III APPAREL GROUP, LTD.
By:

[Name of Optionee]